PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)
----------                                      Registration No. 333-128173

                                -----------------

          The Resale of up to 18,262,000 Shares of Ordinary Shares, as
        Evidenced by American Depositary Shares, as Evidenced by American
               Depositary Receipts Offered by Selling Shareholders

      Certain of our shareholders identified in the section of this prospectus titled "Selling Shareholders" may offer and sell from time to time an aggregate of up to 18,262,000 shares of our ADSs issuable upon conversion of Debentures or exercise of Warrants held by those shareholders.

      This offering is not being underwritten. The ADSs offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transaction with a broker-dealer or market maker as a principal or agent, or in privately negotiated transactions not involving a broker-dealer.

      Total proceeds to us from the issuance of the Convertible Debentures to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd. was $4,000,000.

      Warrants for 6,175,104 ADSs were issued to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd. and M.A.G. Capital, LLC with an Exercise Price of $0.61 per share. The Warrants do not become exercisable until January 21, 2006. Currently, we have not received any proceeds from the exercise of the Warrants. If all the Warrants are exercised we will receive an additional $3,766,813 ( i.e. 6,175,104 ADSs x the Exercise Price of $0.61 per share = $3,766,813). As a result, having already received $4,000,000 from the issuance of the Debentures, we may receive up to $7,766,813 of total proceeds from the issued Debentures and upon exercise of the Warrants.

      We will receive no proceeds from the sale of the ADSs by the selling shareholders The proceeds from the Debentures and Warrants will be used for the continued expansion of our employee benefit program products and services and general working capital. There is no assurance that all of the Debentures will be converted or that all of the Warrants will be exercised.

      Our Ordinary Shares are admitted for trading as American Depository Shares, also known as ADSs, and have traded since May 29, 1993 on the Nasdaq SmallCap Market under the Symbol FMDAY. Each ADS represents the right to receive one of our Ordinary Shares. ADSs are evidenced by American Depository Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary of our ADR facility in accordance with the terms of a deposit agreement between us and the Depositary. On September 6, 2005, the last reported sale price of our ADSs on the Nasdaq SmallCap Market was $0.70 per share.

      Each time the selling shareholders offer to sell ADSs under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. You should read this prospectus and the relevant prospectus supplement carefully before you invest.

      Investing in the securities involves certain risks. See "Risk Factors" beginning on page 5.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Prospectus dated October 17, 2005

                                TABLE OF CONTENTS

                                                                            PAGE

ABOUT THIS PROSPECTUS .....................................................    1
FUTUREMEDIA PUBLIC LIMITED COMPANY ........................................    2
RISK FACTORS ..............................................................    5
FORWARD LOOKING STATEMENTS ................................................   12
CAPITALIZATION ............................................................   12
USE OF PROCEEDS ...........................................................   13
THE OFFERING ..............................................................   13
DESCRIPTION OF SECURITIES .................................................   19
EXCHANGE CONTROLS .........................................................   21
TAXATION ..................................................................   21
LIMITATIONS ON RIGHTS TO OWN SECURITIES ...................................   24
LEGAL MATTERS .............................................................   24
EXPERTS ...................................................................   24
EXPENSES ..................................................................   24
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE OF
PROCESS IN THE UNITED STATES ..............................................   24
WHERE YOU CAN FIND MORE INFORMATION ABOUT US ..............................   25

      All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              ABOUT THIS PROSPECTUS

      This prospectus covers resales of up to 18,262,000 ADSs issuable upon conversion of Debentures or exercise of Warrants by the selling shareholders. The 18,262,000 ADSs consists of:

      o up to 2,284,891 ADSs issuable, upon conversion of a $1,110,000 Convertible Debenture at a conversion price of $0.4858 per share, to Mercator Momentum Fund, LP (i.e. $1,110,000 / $0.4858 = 2,284,891
            ADSs);

      o up to 617,538 ADSs issuable, upon conversion of a $300,000 Convertible Debenture at a conversion price of $0.4858 per share, to Mercator Momentum Fund III, LP (i.e. $300,000 / $0.4858 = 617,538
            ADSs);

      o up to 5,331,412 ADSs issuable, upon conversion of a $2,590,000 Convertible Debenture at a conversion price of $0.4858 per share, to Monarch Pointe Fund, Ltd. (i.e. $2,590,000 / $0.4858 = 5,331,412
            ADSs);

      o up to 3,853,055 ADSs issuable, upon our election to reduce the monthly principal payments of the Convertible Debentures by converting a portion of the then outstanding Convertible Debentures equal to an amount up to the amount of such monthly payment pursuant to the terms of the Convertible Debentures as set forth in the "Description of Securities" section on p.19 of this Registration Statement, to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd.;

      o up to 856,796 ADS issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Mercator Momentum Fund, LP;

      o up to 231,566 ADSs issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Mercator Momentum Fund III, LP;

      o up to 1,999,190 ADSs issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Monarch Pointe Fund, Ltd; and

      o up to 3,087,552 ADSs issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to M.A.G. Capital, LLC.

      Each time the selling shareholders offer to sell ADSs under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

      You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information About Futuremedia Public Limited Company before you invest in our ordinary shares.

      All references in this prospectus to "Futuremedia" "we," "us" and "our" are to Futuremedia Public Limited Company and its direct and indirect subsidiaries, unless the context otherwise requires.

      In this prospectus and any prospectus supplement, "U.S. dollars" or "$" refers to U.S. currency, "pounds sterling," "(pound)", "GBP" or "pence" refers to United Kingdom, or UK, currency, and "euro" or "(euro)" refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union on January 1, 1999.

      Solely for convenience, this Registration Statement contains translations of certain pound sterling amounts into US dollars at specified rates. These translations should not be construed as representations that the pound sterling amounts actually represent such US dollar amounts or could have been or could be converted into US dollars at the rates indicated or any other rates. Unless otherwise indicated, the translation of pounds sterling into US dollars have been made at the rate of GBP1.00 = $1.9075, the Noon Buying Rate in New York City for cable transfers in pounds sterling as certified for customs purposes, by the Federal Reserve Bank of New York (the "Noon Buying Rate") on April 30, 2005. On July 31, 2005 the Noon Buying Rate was GBP = $1.7583.

                        FUTUREMDIA PUBLIC LIMITED COMPANY

Who We Are

      Our legal and commercial name is Futuremedia Public Limited Company, also known as Futuremedia PLC.

      We were incorporated in England and Wales as a private limited company in 1982.

      We are domiciled in England and Wales.

      Our American Depositary Shares, also known as ADSs, have traded since May 29, 1993, on the Nasdaq SmallCap Market under the symbol FMDAY. Each ADS represents the right to receive one of our Ordinary Shares. Ordinary Shares refer to our Ordinary Shares of 1/9 pence each. ADSs are evidenced by American Depositary Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary, also known as the Depositary of our ADR facility, in accordance with the terms of a deposit agreement between us and the Depositary.

What We Do

      Since our inception, we have striven to ensure our product offerings meet market requirements. Recognizing the potential impact on the learning market of the developments being made in Intranet and Internet environments, we started the development of our first proprietary Learning Management System, also known as LMS, called Solstra(TM) in 1997 together with BT Group PLC, also known as BT. We launched the first version of the product to the market in February 1998. In March 2000, we launched easycando, which was our first Internet learning portal. Today, we offer the following product and services:

      o Consultancy Services - providing a wide range of technical and practical services to help our clients establish their training needs and solutions;

      o Customer Designed Content Products - specifically designed content to meet our customer's individual e-learning needs;

      o Learning Management Systems - including multiple elements such as: a license for Activna(TM), hosting services, set up charges, integration and support services and content, which together enable the delivery of previously identified learning content to individual needs;

      o Blended Learning Solutions - combining elements of e-Learning, together with physical classroom or workbook based training; and

      o Learning For All(TM) Solutions - comprising a combination of hardware, software and services, which we install at the homes of participating employees of our clients that contract with us for the provision of such services and are provided under the UK governments Home Computing Initiative scheme, also known as HCI. Participating employees can take advantage of tax incentives provided under HCI schemes, reducing the cost of purchase.

      During the year ended April 30, 2005, our investments in capital expenditure used GBP321,000 ($612,000) of cash. We continue to outsource a portion of our production activity and consequently the equipment we now use comprises network hardware, desktop personal computers, laptops and servers required to support our ongoing business. Where appropriate we own our capital equipment, and endeavor to maintain a program of upgrading to ensure the cost-effective provision of desktop and laptop tools to our employees. All equipment acquired for this purpose is industry-standard. For servers to support its Internet portal business, we constantly review the buy/lease options available and have in the past used both options when appropriate. This equipment is typically located in secure co-location sites.

      Following the product announcement in October 2003, and the contracting in November 2003 of our first customer, Royal Mail, we have continued the successful roll out of our Learning For All(TM) product. Since inception, we have engaged approximately 20 clients, completed approximately 30 marketing campaigns to their employees, resulting in approximately 30,000 participants.

      During the year ended April 30, 2005, the UK government extended the scope of the salary sacrifice benefit program to include bicycles and childcare vouchers. Already having the infrastructure in place to accommodate this process, we added these extra items to our HCI portfolio.

      In January 2005, the UK government completed their review of existing legislation affecting consumer credit, ending speculation in the market that had caused delays in potential new customers implementing their own HCI schemes.

Recent Developments

      In February 2005, we acquired Open Training AB, one of the leading e-Learning companies in Sweden, in order to expand our coverage in the e-Learning market and capitalize on synergies between Open Training AB and us. The major benefit arising from the acquisition is the access that we will gain to Open Training's Learngate software product, which will form the basis of a replacement for our own LMS, Aktivna, which would otherwise have to be enhanced at considerable expense to remain competitive in the marketplace. Open Training's customers include: Ericsson, Manpower, Pfizer, Saab, SAS, Scania and Volvo, making them a high profile e-Learning supplier in Sweden.

      Subsequent to the year end, in May 2005, recognizing that we had too large an infrastructure relative to the revised revenue expectations announced in February 2005, we implemented a series of cost reductions, including headcount reductions, which will yield benefits in fiscal 2006.

      Since January 2005, we have added several new members of management and have appointed additional independent directors to our Board of Directors. Leonard M. Fertig, who joined our Board of Directors in August 2004, became CEO in January 2005. Mark Wilsher joined us as Chief Financial Officer in March 2005. Also in March 2005, John Schwallie, Michael Pilsworth and Michiel Steel were appointed as members of our Board of Directors.

      Subsequent to the year end, in July 2005, we announced the launch of our Home Computing 2005 product, also known as HC2005, to the UK market. Designed to bring additional benefits to corporations and institutions and provide greater flexibility to employees, HC2005 sets the standard for the delivery of products and services under the UK government's Home Computing Initiative, also know as HCI, and the full suite of salary sacrifice programs in the UK.

      In addition to providing convenient access to HCI, as well the tax-free bicycle and childcare voucher programs in the UK, HC2005's enhancements include a new online shopping portal, optional broadband access, home visits from personal computer trainers and optional self-installation. HC2005's new online shop will offer additional computer hardware and software products, as well as stationery and other related goods. Participating employees will be given a GBP 50 voucher, with the chance to save even more in our virtual shop. Employees will have the flexibility to sign-up for HC2005 24 hours a day, seven days a week. HC2005 will be included in the Learning for All segment of our business for management and review purposes.

      In conjunction with the launch of HC2005, we also unveiled its new corporate branding around the theme Work Smart Live Smart. The revitalized brand positions us as a learning and lifestyle company that enables consumers to improve their lives both at home and at work, and is reflected in a new Futuremedia logo, Web site (www.futuremedia.co.uk) and marketing materials.

      Subsequent to the year end, on July 21, 2005, we entered into a private placement with M.A.G. Capital, LLC (formerly Mercator Advisory Group, LLC), through its designated funds, Monarch Pointe Fund, Ltd, Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP, collectively, known as M.A.G., to provide us financing in the amount of $4,000,000. The investment was made via a Convertible Debenture that is convertible (subject to certain terms and conditions) into ADSs of the Company. The conversion rate is based on the volume weighted average price of the Company's ADSs for the five trading days prior to July 13, 2005, the date that the Company entered into a term sheet with M.A.G. for the investment. The Convertible Debenture bears interest at an annual rate equal to the greater of 8.5% or Wall Street Journal Prime Rate plus 3%, but in no event greater than 10%. We also issued warrants to the investors covering an aggregate of 6.2 million ADSs with an exercise price of $0.61 per share. The agreement with M.A.G also provides for an additional $2,000,000 of funding that may be available at our request provided that we achieve certain performance benchmarks. Net proceeds to us from the M.A.G. investment were approximately $3,800,000. We also issued warrants to purchase 411,692 ADSs to our financial adviser on the investment, on substantially the same terms as the warrants issued to the investors.

Where We Are Located

      Our principal executive offices are located at Nile House, Nile Street, Brighton, East Sussex, BN1 1HW, England.

      Our telephone number is + 44 (0) 1273 829700, and our fax number is +44
(0) 1273 829702.

      Further information on us is also available at www.futuremedia.co.uk.

                                  RISK FACTORS

      An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus before deciding to invest in our ADSs. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. This prospectus and statements that we may make from time to time may contain forward-looking information. We cannot assure that actual results will not differ materially from our expectations, statements or projections. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

Risks Relating to Our Financial Condition

We have a history of significant loses and may not be profitable in the future.

      For the fiscal year ended April 30, 2005 we have reported net losses of GBP3,958,000 ($7,550,000) on revenues of GBP15,651,000 ($27,519,000). For the fiscal year ended April 30, 2004, we have reported net losses of GBP1,662,000 ($2,922,000) on revenues of GBP18,661,000 ($29,295,000). For the Fiscal year ended April 30, 2003, we have reported net losses of GBP1,088,000 ($1,913,000)on revenues of GBP1,342,000 ($2,360,000). We have experienced significant cash constraints on our operations during these years. Our Learning For All(TM) product, launched in October 2003, continues to make the major contribution to the income statement, generating GBP14,000,000 million ($24,600,000 ) of revenues and GBP1,000,000 ($1,800,000) of gross margin contribution in fiscal 2005, compared to GBP17,400,000 ($30,600,000)of revenues and GBP2,200,000
($3,900,000)of gross margin contribution in fiscal 2004. We may continue to operate at a loss for the foreseeable future and we cannot estimate when or if we will achieve profitability. If we continue to have operating losses, there is no certainty that we will have the financial resources to continue in business.

Risks Relating to Our Business Generally

The loss of one or more of our significant customers could harm our business and prospects.

      For the fiscal year ended April 30, 2005, our two largest customers together represented approximately 82% of our gross sales. The loss of either of these major customers could have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon the UK Government Home Computing Initiative which may change or be withdrawn.

      Most of our revenues derive from the implementation of our Learning For All(TM) programs, which take advantage of the UK Government's Home Computing Initiatives, also known as HCI, aimed at raising computer literacy within the UK. Under such schemes, individuals may purchase tax deductible home computing equipment, which not only spreads the cost over three years, but also reduces the individual's income tax liability. The UK Government launched its HCI initiative in 1999, with a re-launch in January 2004 to re-energize the program. Since the re-launch, the market has rapidly grown as the benefits to individuals and their employers become better understood. The government has similarly allowed the tax deductible purchase of bicycles, childcare vouchers and mobile phones, and also clarified the legal relationship of HCI schemes with existing consumer legislation during the late summer of 2004. The ultimate success, however, of these schemes is determined by the takeup of the offering by the employees of our client. These takeup rates have been extremely difficult to predict, and there is no assurance that every scheme will be financially successful for us, though every effort is made to evaluate the potential level of participation before each client is engaged. The continued existence and development of HCI is dependent on the strategy and policies of the UK government. There can be no assurance that such initiatives will continue at all or in a manner that will enable us to successfully develop and market our products and services. Any discontinuation or material change in HCI or in the UK Government's strategy with respect to tax-favored employee benefit programs could harm our business.

We may not be able to compete successfully.

      The HCI and net-based learning businesses evolve rapidly and are subject to rapid technological change. We currently compete both with smaller UK based companies as well as larger multinational firms in the development and implementation of net-based learning products and the offering of programs under the HCI. Some of these competitors are more established, better capitalized and have a better market position than us.

      In addition, these competitors may have the ability to respond more quickly to new or emerging technologies, may adapt more quickly to changes in customer requirements and may devote greater resources to the development, promotion and sale of their products and services than us. We may also have a cost disadvantage compared to competitors who have greater direct buying power from suppliers or who have lower cost structures.

The sales cycle for our products, marketed toward corporate customers, is lengthy and there is no guaranty of resulting sales.

      A substantial portion of our revenues are derived from sales of our products and services to large corporate customers and public sector organizations that often use our products through HCI, whereby we provide products and services directly to customers' employees, in their own homes. Customers demand highly reliable products and services to be provided to their employees, and often implement a lengthy selection process in order to determine the successful supplier. This process can take up to several months before our customers commit to purchase. Such selection processes are commonly based on us providing access to demonstration material based on existing solutions produced for other customers and frequently require significant pre-sales activity.

      The sales volume of some of our hosted and Learning For All(TM) solutions, also known as LFA, will be significantly dependent on acceptance and adoption of the product by our customers' employees. Some of our customers may also source third party e-Learning content products that compete with our products. These customers could give higher priority to the use of competing products. Some of our customers do not have exclusive or long-term purchase obligations with us. The failure of customers to decide to purchase our products after we spend significant marketing resources and the possibility that customers may source third party competing products could harm our business.

      The marketing and sales cycle for our products is lengthy. Some of our customers contract for delivery of solutions over a period of up to three years. The continuation of such contracts depend on the continued acceptance of the product by the customer's employees, and discontinuation of such contracts could have a material adverse impact on our business, financial condition and results of operations. Additionally, the time lag from initiation of marketing efforts to final sales can be lengthy and expensive and there is no guaranty that the expenditure of significant time and resources will results in sales.

Our business could be harmed if we are unable to protect our proprietary technology.

      We have no patents with respect to our product design or production processes.

      In choosing not to seek patent protection, we instead have relied on the complexity of our technology, our trade secret protection policies, common law trade secret laws, copyrights, and confidentiality and/or license agreements entered into with our employees, suppliers, sales agents, customers and potential customers.

      As a part of our trade secret protection policies, we try to limit access to, and distribution of, our software, related documentation and other proprietary information. We cannot assure that such strategy will prevent or deter others from using our products to develop equivalent or superior products or technology, or from doing so independently.

      Further, we cannot assure that we will seek or obtain patent protection for future technological developments or that any patents that may be granted in the future would be enforceable or would provide us with meaningful protection from competitors.

      Moreover, litigation by us to enforce or defend our proprietary rights could result in significant expense and divert the efforts of our technical and management personnel, whether or not such litigation results in a favorable outcome for us. In order to avoid expense or diversion of resources, we could agree to enter into a license agreement or other settlement arrangement, notwithstanding our continuing belief in our position.

Our business would be harmed if our products and technology infringe on the intellectual property rights of others.

      We cannot assure that our products do not, and that our proposed products will not, infringe any patents or rights of others. If a patent infringement claim is asserted against us, whether or not we are successful in defending such claim, the defense of such claim may be very costly. While we are unable to predict what costs would be incurred if we were obliged to devote substantial financial or management resources to patent litigation, our ability to fund our operations and to pursue our business goals may be substantially impaired.

If we fail to renew critical licensing arrangements our business and prospects could be harmed.

      We market a number of products under license from several suppliers and under varying terms of exclusivity and tenure. While we believe that these licensing arrangements will continue and, if considered in our best interest, will be renewed, we cannot assure that licenses will be extended with us on satisfactory terms, if at all. While we believe that the failure to extend licensing arrangements with respect to one or a small number of products would not substantially affect us, the failure to renew a significant number of the present licenses could have an adverse effect on the future profitability of our business and prospects.

Our business could be harmed if our products contain undetected errors or defects or do not meet customer specifications.

      We are continuously developing new products and improving our existing products. Newly introduced products can contain undetected errors or defects. In addition, these products may not meet customer performance specifications under all conditions for all applications. If, despite our internal testing and testing by our customers, any of our products contains errors or defects or any of our products fail to meet customer specifications, then we may be required to enhance or improve those products or technologies. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction, negative publicity or legal claims and could harm our business and prospects.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq SmallCap Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Our business may be harmed by acquisitions we may complete in the future.

      We may pursue potential acquisitions of businesses, products or technologies. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operation and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline, and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant resources that would otherwise be available for the ongoing development or expansion of our existing business.

Risks Related to the e-Learning Market

Our future success will depend upon the highly volatile and unpredictable e-Learning market.

      Revenues derived from the sale of our e-Learning solutions are directly or indirectly related to spending and investment plans of large corporate businesses and public sector organizations on net-based learning technologies and associated services. These large businesses and public sector organizations may be subject to significant fluctuations as a consequence of general economic conditions, industry patterns or other factors affecting such spending and investment. Expenditures for products and services such as ours are directly affected by these fluctuations. We expect that our operations will continue to depend on these factors. Fluctuations, downturns or slowdowns in these large businesses could have a material adverse effect on our business, financial condition and results of operations.

Seasonal fluctuations in the market may create periodic rises in expenses or falls in demand which would be difficult to offset.

      The demand for our products is generally expected to be stronger in the second half of the fiscal year (which ends on April 30) and weaker in the first half due to seasonal buying patterns in the UK and the rest of Europe, as well as the seasonality created by the timing of the client-internal marketing campaigns for Learning For All(TM) products, which tend to peak in the third fiscal quarter, with deliveries scheduled by Christmas. The shifts in demand for our products may make it difficult to plan delivery capacity and business operations efficiently. If demand is significantly below expectations we may be unable rapidly to reduce fixed costs, which can diminish gross margins and cause losses. A downturn in demand may also leave us with excess inventory, which may be rendered obsolete or overvalued as products evolve during the downturn and demand shifts to new products or prices fall. Conversely, in upturns in demand, we may incur expenses to expedite delivery of products, procure scarce components and outsource additional manufacturing processes. These expenses could reduce our gross margins and overall profitability. Any of these results could seriously harm our business, financial condition and results of operations.

The markets for our products are in the early stage of development.

      The markets for most of our products, particularly our HCI products, are at a relatively early stage of development and customer acceptance. Broader acceptance of our products will depend on customer and end-user reaction to those products and the price and performance of our products and our competitors' products. We believe that the development of these markets will, in part, depend on the success of our efforts to inform and demonstrate to our customers the perceived efficacy of our products. According to research undertaken by the

UK's Employee Benefits Association, published in July 2005, into voluntary benefit schemes, approximately 34% of respondents already offer home computing schemes, with a further 35% still planning to add home computers to their existing benefits offering. However, these markets may never develop further and our products may not achieve broader market acceptance, which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends upon our ability to adapt to rapid changes in products, technology and customer requirements.

      Our business will be significantly influenced by technological changes and innovations. The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products. We have historically derived a significant portion of our revenues from the sale of new and enhanced products. Our future success will depend upon our ability to enhance our existing products and to source, develop and introduce, on a timely and cost-effective basis, new competitive products with features that meet changing customer requirements and address technological developments.

      Our products could be rendered obsolete by new customer requirements or the emergence of new technologies. Our failure to develop, manufacture and sell new products and product enhancements in quantities sufficient to offset a decline in revenues from existing products or to manage product transitions successfully would have a material adverse effect on our business, financial condition and results of operations.

      As new products are introduced, we must attempt to monitor closely the range of our products to be replaced and to phase out their production and distribution in a controlled manner. There can be no assurance, however, that such product transitions will be executed without adversely affecting overall product sales or that we will be successful in identifying, developing, and marketing new products or enhancing our existing products.

      The development of new products has required, and will continue to require, that we spend significant financial and management resources. Our business would be materially adversely affected if we were to incur delays in developing new products or enhancements or if such products or enhancements did not gain market acceptance. In addition, there can be no assurance that products or technologies developed by one or more of our present or potential competitors could not render obsolete both our present and future products.

      There is no assurance that the useful life of any product will be long enough to enable us to recover its development costs. In addition, sales of certain of our products generally may tend to decline over time unless the products are enhanced or repackaged.

Risks Related to the Market for Our Securities

The market price of our ADSs have been and may continue to be volatile.

      The market price of our ADSs has been and may continue to be highly volatile. Consequently, the current market price of our ADSs may not be indicative of value. We believe that a variety of factors could cause the price of our ADSs to fluctuate including:

      o announcements and rumors of developments related to our business, or the industry in which we compete;

      o quarterly fluctuations in our actual or anticipated operating results;

      o changes in regulations and other factors relating to the UK Government's Home Computing Initiatives;

      o     general conditions in the e-Learning market;

      o     new products or product enhancements by us or our competitors;

      o     announcements of technological innovations;

      o     developments in our relationships with our customers and suppliers;
            and

      o     general conditions in the worldwide economy.

Our ADSs may be affected by limited trading volume and may fluctuate significantly in price.

      Our ADSs are currently traded on the Nasdaq SmallCap Market. Trading in our ADSs has been limited. As a result, our shareholders may be unable to sell our ADSs in short time periods, or possibly at all. The average daily trading volume of our ADSs in August 2005 was 724,000 shares. The high and low bid price of our ADSs for the last two years has been $2.080 and $0.34 respectively. Our ADSs have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ADSs without regard to our operating performance.

We may issue additional securities which may be dilutive to our stockholders.

      As of July 31, 2005, we presently have outstanding options pursuant to which an aggregate of 7,976,899 ADSs may be issued upon exercise thereof. The issuance of any additional ADSs, whether upon the exercise of derivative securities, including options, warrants or debentures, in connection with a financing or otherwise, including additional ordinary shares issuable as a consequence of any anti-dilution provisions set forth in the instruments evidencing such derivative securities, would reduce the proportionate ownership and voting power of then-existing shareholders.

We may not be able to continue to satisfy the applicable standards for continued listing on the Nasdaq SmallCap Market.

      Our ADSs are currently traded on the Nasdaq SmallCap Market. No assurance can be given that an orderly trading market will be sustained in the future. Also, Nasdaq requires that, in order for a company's securities to continue to be listed on the Nasdaq SmallCap Market, the company must maintain either a minimum shareholder's equity of $2,500,000, $35,000,000 in market capitalization or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. We had unaudited negative shareholders' equity of $3,053,000 at July 31, 2005, net loss for the financial year ended April 30, 2005 of $7,550,000 and a market capitalization of $55,062,000 on July 31, 2005. In addition, effective May 29, 2006, the continued listing of our ADSs will be subject to a $1.00 minimum bid price. On July 31, 2005, the last bid price for our ADSs was $0.60. The failure to meet these listing maintenance criteria in the future may result in the delisting of our ADSs from the Nasdaq SmallCap Market. There can be no assurances that we will be able to continue to satisfy the applicable standards for continued listing on the Nasdaq SmallCap Market. A failure to maintain such listing could have a material adverse effect on our business and financial condition and on the liquidity and market value of the ADSs.

Our ADSs may become subject to penny stock regulation.

      In the event our ADSs are delisted from the Nasdaq SmallCap Market, our ADSs may become subject to the "penny stock" rules of the United States Securities and Exchange Commission, also known as the Commission. A "penny stock" is generally an equity security with a market price of less than $5.00 per share which is not quoted through (i) the Nasdaq system; (ii) a national securities exchange in the US; or (iii) a national securities exchange in the US that has been continuously registered since April 20, 1992 and that has maintained initial and continued listing standards that are substantially similar to or stricter than the listing standards that were in place at that exchange on January 8, 2004. Due to the risks involved in an investment in penny stocks, US securities laws and regulations impose certain requirements and limitations on broker/dealers who recommend penny stocks to persons other than their established customers and accredited investors, including making a special written suitability determination for the purchaser, providing purchasers with a disclosure schedule explaining the penny stock market and its risks and obtaining the purchaser's written agreement to the transaction prior to the sale. These requirements may limit the ability of broker/dealers to sell penny stocks. Also, because of these requirements and limitations, many broker/dealers may be unwilling to sell penny stocks at all. In the event we become subject to the Commission's rules relating to penny stock, the trading market for the ADSs may be materially adversely affected.

Risks Associated with Operations in the United Kingdom

Our international sales could be adversely affected by changes in domestic and foreign trade regulations.

      While we sell non-UK-produced products, we generally purchase them from associates of foreign suppliers. Our ability to remain competitive with respect to the pricing of the imported components could be adversely affected by increases in tariffs or duties, currency fluctuations, changes in trade treaties, strikes in air or sea transportation, and possible future European legislation with respect to pricing and import quotas on products from non-EU countries. Our ability to be competitive in or with the sales of imported components also could be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations.

Fluctuations in the exchange rates of European currencies and the other foreign currencies in which we conduct business, in relation to the U.S. dollar, have harmed and could continue to harm our business and prospects.

      A majority of our revenues to date have been received in pounds sterling and we maintain our financial statements in pounds sterling. However, revenues and proceeds of funding activities are sometimes received in US dollars, euros and other European currencies, which are translated into pounds sterling as our functional currency. Fluctuations in the value of the pound sterling against the US dollar, euro and other European currencies have caused, and are likely to cause, amounts translated into pounds sterling to fluctuate in comparison with previous periods. We currently do not engage in any hedging transactions that might have the effect of minimizing the consequences of currency exchange fluctuations. Fluctuations in exchange rates may adversely affect our results of operations.

English courts may not enforce judgments rendered outside England.

      We are incorporated under English law. The rights of holders of the ADSs are largely governed by English law, including the Companies Act 1985, and by our Memorandum and Articles of Association. These rights differ in certain respects from the rights of shareholders in typical US corporations. Although certain provisions of English law resemble various provisions of the corporation laws of the United States and other European countries, principles of law relating to such matters as the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in another country. Also, English employment law imposes substantial severance obligations on companies. Additionally, all of our assets are located in the United Kingdom. Most of our executive officers and directors, and certain of the experts named herein are not residents of the United States, and all or substantial portions of the assets of such persons are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or to enforce against such persons or us any judgments of United States courts predicated upon the civil liability provisions of the securities or other laws of the United States.

                           FORWARD-LOOKING STATEMENTS

      The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "intends," "plans," "projection" and "outlook."

      You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Various factors discussed in this prospectus, including, but not limited to, all the risks discussed in "Risk Factors," and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents.

      Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                                 CAPITALIZATION

      The following table describes our capitalization as of July 31, 2005 on an actual basis.

      This table should be read together with our consolidated financial statements and the notes to those financial statements that are incorporated by reference and which have referenced on page 24.

                                                             As of July 31, 2005
                                                                   Actual
                                                               (in thousands)
Cash and cash equivalents ..................................      $  4,498
Long-term debt--less current portion .......................      $    Nil
Shareholders' equity:
            Ordinary shares ................................      $  1,795
            Additional paid-in capital .....................      $ 36,026
            Deferred compensation ..........................      $    Nil
            Accumulated other comprehensive loss ...........      $   (216)
            Receivable from stock subscription .............      $    (32)
            Accumulated deficit ............................      $(40,626)
                       Total shareholders' deficit .........      $ (3,053)
                                  Total capitalization .....      $ 55,062

We have not included an "As Adjusted" column because we will receive no proceeds from the sale of ADSs by selling shareholders.

                                 USE OF PROCEEDS

      We will not receive any proceeds from sale of ADSs by the selling shareholders. However, the ADSs covered by this prospectus that are registered for resale by the selling shareholders are issuable upon conversion of Debentures and or the exercise of Warrants.

      We have received total proceeds of $4,000,000 from the issuance of the Convertible Debentures. We may also receive additional cash consideration up to $3,766,813 in connection with the exercise of all the Warrants (i.e. 6,175,104 ADSs x the Exercise Price of $0.61 per share = $3,766,813). The Warrants do not become exercisable until January 21, 2006. Therefore, we may receive up to $7,766,813 of total proceeds from the issued Debentures and upon exercise of the all Warrants.

      Any such proceeds will be used for the continued expansion of our employee benefit program products and services and general working capital.

                                  THE OFFERING

      This prospectus relates to the offer and sale by some of our selling shareholders during the period in which the Registration Statement containing this prospectus is effective up to 18,262,000 ADSs consisting of:

      o up to 2,284,891 ADSs issuable, upon conversion of a $1,110,000 Convertible Debenture at a conversion price of $0.4858 per share, to Mercator Momentum Fund, LP (i.e. $1,110,000 / $0.4858 = 2,284,891
            ADSs);

      o up to 617,538 ADSs issuable, upon conversion of a $300,000 Convertible Debenture at a conversion price of $0.4858 per share, to Mercator Momentum Fund III, LP (i.e. $300,000 / $0.4858 = 617,538
            ADSs);

      o up to 5,331,412 ADSs issuable, upon conversion of a $2,590,000 Convertible Debenture at a conversion price of $0.4858 per share, to Monarch Pointe Fund, Ltd (i.e. $2,590,000 /$0.4858 = 5331,412 ADSs);

      o up to 3,853,055 ADSs issuable, upon our election to reduce the monthly principal payments of the Convertible Debentures by converting a portion of the then outstanding Convertible Debentures equal to an amount up to the amount of such monthly payment pursuant to the terms of the Convertible Debentures as set forth in the "Description of Securities" section on p.19 of this Registration Statement, to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd.;

      o up to 856,796 ADS issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Mercator Momentum Fund, LP;

      o up to 231,566 ADSs issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Mercator Momentum Fund III, LP;

      o up to 1,999,190 ADSs issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Monarch Pointe Fund, Ltd.; and

      o up to 3,087,552 shares issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to M.A.G. Capital, LLC.

      The ADSs offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the ADSs they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Shareholders" "Plan of Distribution" and "Description of Securities".

      We will receive no proceeds from the sale of ADSs by the selling shareholders. The registration of ADSs pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered for sale by the selling shareholders.

July 2005 Private Placement

      On July 21, 2005, we entered into a $4,000,000 financing through the sale of Convertible Debentures, also known as Debentures. The financing was completed in a private placement with M.A.G. Capital, LLC (formerly, Mercator Advisory Group, LLC), also known as M.A.G., through its designated funds, Monarch Pointe Fund, Ltd, Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP, also collectively known as the M.A.G. Funds. We received the $4,000,000 on July 22, 2005. The Debentures are convertible at any time into our ADSs determined by dividing the principal balance of the Debenture by the Conversion Price at the time of the conversion. The Conversion Price of $0.4858 is based on the volume weighted average price of the Company's ADSs for the five trading days prior to July 13, 2005, the date that the Company entered into a term sheet with M.A.G. for the investment relating to the Debentures.

      If we are unable to have this Registration Statement declared effective within one hundred (100) days following its filing with the Securities and Exchange Commission or we are unable to maintain the effectiveness of this Registration Statement until the earlier of (a) the date that all of the ADSs issued upon conversion of the Debentures have been sold, or (b) the date that all of the ADSs issued upon conversion of the Debentures may be freely traded without registration under the Securities Act, under Rule 144 promulgated under the Securities Act or otherwise, the Conversion Price shall be reduced by 10%.

      The Debentures also bear interest at an annual rate equal to the greater of 8.5% or Wall Street Journal Prime Rate plus 3%, but in no event greater than 10%.

      The agreement with M.A.G. and the M.A.G. Funds also provides for an additional $2,000,000 of funding that may be available at our request provided that we achieve certain performance benchmarks.

      As part of this financing, we issued warrants, also known as Warrants, to M.A.G. and the M.A.G. Funds covering an aggregate of up to 6,175,104 ADSs with an exercise price of $0.61 per share, which become exercisable on January 22, 2006 but not before.

      We also issued warrants to purchase 411,692 ADSs to our financial advisor on the July 21, 2005 private placement on substantially the same terms as the Warrants issued to M.A.G. and the M.A.G. Funds.

Information on Outstanding Shares

      Prior to consummation of the $4,000,000 financing through the sale of Debentures and the issuance of Warrants to M.A.G. and the M.A.G. Funds, we had 91,769,479 ADSs outstanding. After closing of this financing, up to an additional 18,262,000 ADSs may be offered by M.A.G. and/or the M.A.G. Funds for resale, thus raising the total number of ADSs outstanding after closing of the financing to up to 110,031,479.

      Up to an additional 18,262,000 ADSs may be offered by M.A.G. and/or the M.A.G. Funds because (i) up to 8,233,841 ADSs are issuable upon conversion of the Debentures (i.e. $4,000,000 / Conversion Price of $0.4858 = 8,233,841 ADSs);
(ii) up to 3,853,055 ADSs are issuable, upon our election to reduce the monthly principal payments of the Convertible Debentures by converting a portion of the then outstanding Convertible Debentures equal to an amount up to the amount of such monthly payment pursuant to the terms of the Convertible Debentures as set forth in the "Description of Securities" section on p.19 of this Registration Statement, to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd.; and (iii) up to 6,175,104 ADSs are issuable upon exercise of all the Warrants.

      However, as of the date of this filing, none of the Debentures have been converted and none of the Warrants have been exercised. Consequently, none of the Company's ADSs have been issued to M.A.G. or the M.A.G. Funds. Our ADSs will only be issued at such time in the future as either there are conversions under the Debentures and/or the Warrants are exercised.

Selling Shareholders

      The following table provides certain information about the selling shareholder's beneficial ownership of our ADSs as of July 31, 2005 and as adjusted to give effect to the sale of all of the ADSs being offered by this prospectus.

      The number of shares that M.A.G. and the M.A.G. Funds will own at any time are subject to limitation in the governing agreements for the Debentures and Warrants, respectively, so that the aggregate number of ADSs of which such selling stockholder and all persons affiliated with such selling stockholder (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) does not at any time exceed 9.99% of our then outstanding ADSs.

      The following table identifies the selling shareholders and indicates (i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding ADSs owned by the selling shareholder prior to the offering, the number of shares to be offered for the selling shareholder's account and the number of shares and percentage of outstanding shares to be owned by the selling shareholder after completion of the offering.

      The approximate percentage interest of each selling shareholder is based on the beneficial ownership of such selling shareholder divided by the sum of the current outstanding ADSs plus the additional shares, if any, which would be issued to such selling shareholder (but not any other selling shareholder) when converting Debentures using a Conversion Price of $0.4858. Applicable percentage of ownership is based on 91,769,479 ADSs outstanding as of July 31, 2005 together with securities convertible into ADSs, for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

      The percentage interest of each selling shareholder does not include the ADSs subject to the Warrants because the selling shareholders do not currently have beneficial ownership of those shares. Assuming the selling shareholders continue to own the Warrants, they will acquire beneficial ownership of the underlying shares sixty (60) days before they become exercisable on January 21, 2006.

      Note that affiliates are subject to Rule 144 and insider trading regulations and percentage computation is for form purposes only.

--------------------------------------------------------------------------------
Name of      ADSs          Percent of   Maximum       ADSs          Percent of
Selling      Beneficially  Class of     Number of     Beneficially  Class of
Shareholder  Owned         ADSs Owned   ADSs to be    Owned After   Shares
             Before the    Before the   Sold in       the           Owned
             Offering      Offering     this          Offering (B)  After
                                        Offering (A)                Offering
--------------------------------------------------------------------------------
Mercator     2,284,891     2.43%        3,141,687     -0-           -0-
Momentum
Fund, LP
(1)
--------------------------------------------------------------------------------
Mercator     617,538       0.67%        849,104       -0-           -0-
Momentum
Fund  III,
LP (2)
--------------------------------------------------------------------------------
Monarch      5,331,412     5.49%        7,330,602     -0-           -0-
Pointe
Fund, Ltd.
(3)
--------------------------------------------------------------------------------
M.A.G.       8,233,841     8.23%        3,087,552     -0-           -0-
Capital,
LLC (4)
--------------------------------------------------------------------------------
David F.     8,233,841     8.23%        -0-           -0-           -0-
Firestone
(5)
--------------------------------------------------------------------------------

(A) Based on 91,769,479 ADSs issued and outstanding on July 22, 2005. Up to an additional 18,262,000 ADSs may be offered by M.A.G. and/or the M.A.G. Funds because (i) up to 8,233,841 ADSs are issuable upon conversion of the Debentures (i.e. $4,000,000 / Conversion Price of $0.4858 = 8,233,841 ADSs); (ii) up to
3,853,055 ADSs are issuable, upon our election to reduce the monthly principal payments of the Convertible Debentures by converting a portion of the then outstanding Convertible Debentures equal to an amount up to the amount of such monthly payment pursuant to the terms of the Convertible Debentures as set forth in the "Description of Securities" section on p.19 of this Registration Statement, to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. (As such 3,853,055 ADSs are issuable upon our election, such 3,853,055 ADSs are not included in this fourth column.); and
(iii) up to 6,175,104 ADSs are issuable upon exercise of all the Warrants.

(B) Assumes that the selling shareholder will sell all of the ADSs offered by this prospectus. We cannot assure you that the selling shareholders will sell all or any of these shares.

(1) Represents up to 2,284,891 ADSs issuable upon conversion of the $1,110,000 Debenture calculated at the Conversion Price of $0.4858 (i.e. $1,110,000 / $0.4858 = 2,284,891 ADSs). M.A.G. Capital, LLC is the General Partner of Mercator Momentum Fund, LP. David Firestone, as Managing Member of M.A.G. Capital has voting and investment control over the ADSs held by Mercator Momentum Fund, LP. Up to 856,796 ADSs are issuable upon exercise of Mercator Momentum Fund, LP's Warrant but are not included in the second column entitled "ADSs Beneficially Owned Before the Offering" or in the third column entitled "Percent of Class of ADSs Owned Before the Offering" of the above table because Mercator Momentum Fund, LP does not currently have beneficial ownership of the shares. The Warrant does not become exercisable until January 21, 2006. Mercator Momentum Fund, LP has agreed not to convert the Debenture or to exercise the Warrant to the extent Mercator Momentum Fund, LP's beneficial ownership of our ADSs would exceed 9.99% of our ADSs then outstanding.

(2) Represents up to 617,538 ADSs issuable upon conversion of the $300,000 Debenture calculated at the Conversion Price of $0.4858 (i.e. $300,000 /$0.4858 = 617,538 ADSs). M.A.G. Capital, LLC is the General Partner of Mercator Momentum Fund III, LP. David Firestone, as Managing Member of M.A.G. Capital has voting and investment control over the ADSs held by Mercator Momentum Fund III, LP. Up to 231,566 ADSs are issuable upon exercise of the Mercator Momentum Fund III, LP's Warrant but are not included in the second column entitled "ADSs Beneficially Owned Before the Offering" or in the third column entitled "Percent of Class of ADSs Owned Before the Offering" of the above table because Mercator Momentum Fund III, LP does not currently have beneficial ownership of the shares. The Warrant does not become exercisable until January 21, 2006. Mercator Momentum Fund III, LP has agreed not to convert the Debenture or to exercise the Warrant to the extent Mercator Momentum Fund III, LP's beneficial ownership of our ADSs would exceed 9.99% of our ADSs then outstanding.

(3) Represents up to 5,331,412 ADSs issuable upon conversion of the $2,590,000 Debenture calculated at the Conversion Price of $0.4858 (i.e. $2,590,000 / $0.4858 = 5,311,412 ADSs). M.A.G. Capital, LLC is the Manager of Monarch Pointe Fund, Ltd. David Firestone, as Managing Member of M.A.G. Capital has voting and investment control over the ADSs held by Monarch Pointe Fund, Ltd. Up to 1,999,190 ADSs are issuable upon exercise of the Monarch Pointe Fund, Ltd.'s Warrant but are not included in the second column entitled "ADSs Beneficially Owned Before the Offering" or in the third column entitled "Percent of Class of ADSs Owned Before the Offering" of the above table because Monarch Pointe Fund, Ltd. does not currently have beneficial ownership of the shares. The Warrant does not become exercisable until January 21, 2006. Monarch Pointe Fund, Ltd. has agreed not to convert the Debenture or to exercise the Warrant to the extent Monarch Pointe Fund, Ltd.'s ownership of our ADSs would exceed 9.99% of our ADSs then outstanding.

(4) Some of the 8,233,841 ADSs are held by Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd. M.A.G. Capital, LLC is the General Partner of Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and the Manager of Monarch Pointe Fund, Ltd. M.A.G. Capital also has voting and investment control over Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd. David Firestone, as Managing Member of M.A.G. Capital, LLC has voting and investment control over the ADSs held by M.A.G. Capital, LLC. Up to 3,087,552 ADSs are issuable upon exercise of M.A.G. Capital's Warrant but are not included in the second column entitled "ADSs Beneficially Owned Before the Offering" or in the third column entitled "Percent of Class of ADSs Owned Before the Offering" of the above table because M.A.G. Capital, LLC does not currently have beneficial ownership of the shares. The Warrant does not become exercisable until January 21, 2006. M.A.G. Capital, LLC has agreed not exercise the Warrant to the extent M.A.G. Capital, LLC's beneficial ownership of our ADSs would exceed 9.99% of our ADSs then outstanding.

(5) David F. Firestone owns none of our securities directly. 8,233,841 ADSs are held by Mercator Momentum Fund, LP, Mercator Momentum Fund III, and Monarch Pointe Fund, Ltd. David F. Firestone is Managing Member of M.A.G. Capital, LLC.

Plan of Distribution

      In this section of the prospectus, the term "selling shareholder" means and includes: (1) the persons identified in the tables above as the selling shareholders; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our ADSs offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

      The ADSs offered by this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer such ADSs through underwriters, brokers, dealers, agents or other intermediaries. The distribution of the ADSs by the selling shareholders may be effected: in one or more transactions that may take place on the Nasdaq SmallCap Market (including one or more block transaction)through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq SmallCap Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of our ADSs.

      M.A.G. and the M.A.G. Funds of selling stockholders have agreed not initiate short sales of our ADSs. The selling shareholders also may lend or pledge shares of our ADSs to a broker-dealer. The broker-dealer may sell the shares of ADSs so lent, or upon a default the broker-dealer may sell the pledged ADSs pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We are not aware of any underwriter or coordinating broker acting in connection with the proposed sale of ADSs by the selling shareholders.

      Although the ADSs covered by this prospectus are not currently being underwritten, the selling shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling stockholders in any offering or distribution of ADSs may be deemed "underwriters" within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

      Under applicable rules and regulations under the Securities Act of 1934, as amended, also known as the Exchange Act, any person engaged in a distribution of ADSs offered hereby may not simultaneously engage in market making activities with respect to the ADSs for a period of up to five days preceding such distribution. The selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling shareholders.

      In order to comply with certain state securities or blue sky laws and regulations, if applicable, the ADSs offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the ADSs may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

      We will bear all costs, expenses and fees in connection with the registration of the ADSs offered hereby. However, the selling shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the ADSs offered pursuant to this prospectus.

                            DESCRIPTON OF SECURITIES

ADSs

      We are authorized to issue 250,000,000 Ordinary Shares, 1 1/9 pence per share. As of July 31, 2005, there were 91,769,479 Ordinary Shares issued and outstanding. The holders of the Ordinary Shares are not entitled to pre-emptive or preferential rights to subscribe to any unissued stock or other securities. The shareholders are not entitled to cumulative voting rights. The Ordinary Shares are not assessable and not subject to the payment of any corporate debts. The holders of Ordinary Shares are entitled to one vote for each share on all matters submitted to the shareholders for vote. Holders are entitled to share ratably in any dividends which may be declared, from time to time, by the board of directors in its discretion, from legally available funds. If we are liquidated, dissolved, or wound up, the holders of Ordinary Shares are entitled to share pro rata all assets remaining after full payment of all liabilities. There are no conversion rights or redemption or sinking fund provisions for the Ordinary Shares.

      Our Ordinary Shares are admitted for trading as American Depository Shares, also known as ADSs. Each ADS represents the right to receive one of our Ordinary Shares. ADSs are evidenced by American Depository Receipts, also known as ADRs. ADSs evidenced by ADRs are issued by the Bank of New York as Depositary of our ADR facility in accordance with the terms of a deposit agreement between us and the Depositary.

Convertible Debentures

      As a part of our July 21, 2005 financing with Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd, and M.A.G. Capital, LLC, we issued Convertible Debentures in the aggregate principal amount of $4,000,000. The Debentures mature October 31, 2006. We are required to make monthly interest payments in cash in arrears based on the outstanding principal balance on the last day of each calendar month. The Debentures bear interest at an annual rate equal to the greater of 8.5% or Wall Street Journal Prime Rate plus 3%, but in no event greater than 10%.

      Commencing on October 31, 2005 we are required to make monthly principal payments. The aggregate monthly principal payment is $333,333.

      The Debentures are convertible into ADSs at the option of the holders, in whole or in part at any time and from time to time, after July 21, 2005. The number of ADSs issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding principal amount of the Debenture to be converted by (y) the Conversion Price.

      Upon 20 days prior written notice from us to the holder, provided that the closing price our ADSs on the Nasdaq SmallCap Market exceeds $0.65 per share for at least the 20 consecutive trading days immediately preceding delivery of a mandatory conversion notice and this Registration Statement is effective, we may require the holder to convert all or a portion of the then outstanding Debenture.

      Provided that (i) this Registration Statement is effective, (ii) the average daily dollar trading volume of our ADSs for the twenty-two (22) trading days preceding the due date for a monthly principal payment is greater than or equal to $325,000 and (iii) the ADSs to be issued upon conversion are saleable pursuant to this Registration Statement, then we may elect to reduce such monthly principal payments by converting a portion of the then outstanding Debentures equal to an amount up to the amount of such monthly principal payment. The number of ADSs issuable upon a conversion hereunder shall equal the quotient obtained by dividing (x) the outstanding principal amount of the Debentures to be converted (not to exceed the amount of such monthly principal payment) by (y) 88% of the volume weighted average price of the Company's ADSs for the ten (10) trading days preceding such payment date. Such partial conversion shall be subject to limitation such that the beneficial ownership of the ADSs shall remain below 9.9% of the total ADSs outstanding on a converted basis at all time and shall not be permitted if issuance of ADSs would required shareholder approval.

      The allocation of the Debentures is as follows:

      o     Mercator Momentum Fund, LP acquired $1,110,000 Convertible
            Debentures;

      o Mercator Momentum Fund III, LP acquired $300,000 Convertible Debentures; and

      o     Monarch Pointe Fund, Ltd. acquired $2,590,000 Convertible
            Debentures.

      On July 22, 2005, we received a total of $4,000,000 which represents 100% of the funds due.

      Each Debenture is convertible into the number of ADSs determined by dividing the principal balance of the Debenture by the Conversion Price at the time of the conversion. The Conversion Price, which is $0.4858, is based on the volume weighted average price of our ADSs for the five trading days prior to July 13, 2005, the date that we entered into a term sheet with M.A.G. for the investment relating to the Debentures.

      Upon the occurrence of certain events specified in the Debentures, including any Event of Default, as defined in the Debentures, the Conversion Price will be reduced by 10%. In addition, we are required to pay liquidated damages to holders of the debentures equal to $1,727.00 for each day during which the particular Event of Default remains uncured.

      The agreements governing the terms of the Convertible Debentures contain provisions prohibiting any conversion of the Debentures that would result in Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd, or M.A.G. Capital, LLC collectively owning beneficially more than 9.99% of the outstanding ADSs as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, these entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our ADSs.

M.A.G. Warrants

      As part of our July 21, 2005 financing with Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd, and M.A.G. Capital, LLC, we issued Warrants to purchase up to 6,175,104 ADSs at $0.61 per share. The Warrants become exercisable on January 21, 2006 and have an expiration date of July 21, 2010. The shares issuable upon exercise of these Warrants have been registered in this Registration Statement on Form F-3, of which this prospectus is a part.

      o Up to 856,796 ADS are issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Mercator Momentum Fund, LP.

      o Up to 231,566 ADSs are issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Mercator Momentum Fund III, LP.

      o Up to 1,999,190 ADSs are issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to Monarch Pointe Fund, Ltd.

      o Up to 3,087,552 shares are issuable, upon exercise of an outstanding Warrant at an exercise price of $0.61 per share, to M.A.G. Capital, LLC.

      In case we subdivide our outstanding ADSs into a greater number or shares, the exercise price of $0.61 shall be proportionately reduced, and the number of shares subject to each Warrant shall be proportionately increased. Conversely, in case our outstanding ADSs shall be combined into a smaller number of shares, the exercise price of $0.61 for each Warrant shall be proportionately increased, and the number of shares subject to each Warrant shall be proportionately decreased.

      The agreements governing the terms of the Warrants contain provisions prohibiting any exercise of the Warrants that would result in Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd, or M.A.G. Capital, LLC collectively owning beneficially more than 9.99% of the outstanding ADSs as determined under Section 13(d) of the Securities Exchange Act of 1934. As a result of these provisions, such entities disclaim beneficial ownership in excess of 9.99% of the outstanding shares of our ADSs.

                                EXCHANGE CONTROLS

      There is no legislative or other legal provision currently in force in England or arising under our Memorandum or Articles of Association restricting remittances to non-resident holders of our securities or affecting the import or export of capital for use by us.

                                    TAXATION

United Kingdom Income Tax

      The following discussion of taxation is intended only as a descriptive summary and it does not purport to be a complete technical analysis or listing of all potential tax effects relevant to the Ordinary Shares or ADSs. The statements of United Kingdom and United States tax law set forth below are based
(i) on the laws and the UK Inland Revenue practice and published Statements of Practice in force as of the date of this report; and (ii) assumes that each obligation in the deposit agreement among us, the Depositary and the holders from time to time of ADSs and any related agreement will be performed in accordance with its terms. The statements herein are subject to any changes occurring after the date of this report in UK or US law, or in the double taxation conventions between the US and the UK with respect to income and capital gains taxes (the "Income Tax Convention") and with respect to estates and gifts taxes (the "Estate Tax Convention").

      We anticipate that if any cash dividends are paid by us, the dividends would be paid in pounds sterling. As a result, fluctuations in the exchange rate between sterling and US dollars will affect the US dollar amounts received by holders of ADSs upon conversion by the Depositary of dividend payments into US dollars.

      We do not expect to pay cash dividends for the foreseeable future, but rather, to retain earnings to finance the expansion of the business.

      Up to April 5, 1999, an individual shareholder resident in the UK is for UK income tax purposes treated as having taxable income equal to the sum of the dividend paid to him plus a tax credit equal to 1/4 of the amount of the net dividend. The tax credit is available to be set against the individual's tax liability on the dividend, which for a shareholder within the lower and basic tax rate bands will satisfy this tax liability on UK dividends, and in appropriate cases may be refunded to him.

      From April 6, 1999, the rate of tax credit has reduced to 10% and refunds of tax credits are no longer possible. However, an individual shareholder whose income is within the lower or basic tax rate bands will be liable to tax at 10% on his individual income. As such, the tax credit will continue to satisfy the tax liability on UK dividends. For higher rate taxpayers, the dividend income will be liable to UK tax at 32.5% (which after relief for the reduced tax credit leaves the tax effect unchanged for higher rate taxpayers).

      Under the current Income Tax Convention, a US resident individual or corporate holder of an Ordinary Share or ADS who or which satisfied the following conditions (an "Eligible US Holder"):

(i) is resident in the case purposes); in the US for the purposes of the Income Tax Convention (and, of a corporation, not also resident in the UK for UK tax purposes);

(ii) is not a corporation which, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of the voting stock of the Company;

(iii) whose holding of the Ordinary Shares or ADSs is not effectively connected with a permanent establishment in the UK through which such holder carries on a business or with a fixed base in the UK from which such holder performs independent personal services; and

(iv) under certain circumstances, is not an investment or holding company 25% or more of the capital of which is owned, directly or indirectly, by persons that are neither individual residents nor citizens of the US, will generally be entitled under the current Income Tax Convention to receive, in addition to any dividend paid by the Company, an amount equal to the tax credit available to UK resident shareholders in respect of such dividend, but subject to a withholding tax equal to 15% of the sum of the dividend paid and the tax credit.

      For example, with the tax credit at the rate of 1/4 of the net dividend, a dividend of GBP80.00 will entitle such a holder to receive, upon compliance with the refund procedures described below an additional payment of GBP5.00 (i.e., the tax credit of GBP20.00 less withholding tax of GBP15.00). The refund may not be available in certain circumstances if the holder is exempt from US tax on the dividend received.

      Arrangements have been made by the Depositary so that, subject to certain exemptions, the tax credit will be refunded, net of the withholding tax, to a US ADS holder if the ADS holder completes the declaration on the reverse of the dividend check and presents the check for payment within three months from the date of issue of the check. The exceptions include certain investment or holding companies.

      ADS holders who do not satisfy the foregoing requirements, and holders of Ordinary Shares, must, in order to obtain a refund of tax credit (net of the withholding tax), file in the manner and at the time described in US Revenue Procedure 80-18, 1980-1 C.B. 623, and US Revenue Procedure 81-58, 1981-2 C.B. 678, a claim for refund of tax credit identifying the dividends with respect to which the tax credit was paid. Claims for refund of tax credit must be made within six years of the UK year of assessment (the 12-month period ending April 5 in each year) in which the related dividend was paid. The first claim for a refund of tax credit is made by sending the appropriate UK form in duplicate to the Director of the Internal Revenue Service Center with which the holder's last federal income tax return was filed. Forms may be obtained from the IRS Assistant Commissioner (International), 950 L'Enfant Plaza South, S.W., Washington, DC 20024, Attention: Taxpayers Service Division. Because a refund claim is not considered made until the UK tax authorities receive the appropriate form from the Internal Revenue Service, forms should be sent to the Internal Revenue Service well before the end of the applicable limitation period. Any claim for refund of tax credit by a US holder after the first claim should be filed directly with the UK Inspector of Foreign Dividends, Lynwood Road, Thames Ditton, Surrey, KT7 0DP, England.

      Dividends (including amounts in respect of the tax credit and any amounts withheld) must be included in gross income by a US holder, and will generally constitute foreign source "passive" or "financial services" income for purposes of applying the foreign tax credit limitations. Such dividends will generally not be eligible for the dividends received deduction allowed to US corporations. Subject to certain limitations, the applicable UK withholding tax will be treated as a foreign tax eligible for credit against such holder's US federal income tax.

United Kingdom Taxation on Capital Gains

      Under the current Income Tax Convention, the US and the UK each may, in general, tax capital gains in accordance with the provisions of its domestic law. Under current UK law, residents of the US who are not resident or ordinarily resident in the UK will not be liable to UK capital gains tax on capital gains made on the disposal of their ADSs or Ordinary Shares unless those ADSs or Ordinary Shares are held in connection with a trade carried on through a permanent UK establishment. AUS holder of an ADS or Ordinary Share will be liable for US federal income tax on such gains to the same extent as on any other gains from sales of stock.

United Kingdom Inheritance Tax

      Under the current Estate Tax Convention, ADSs or Ordinary Shares held by an individual who for the purpose of the convention is domiciled in the US and is not a national of the UK will not, provided any tax chargeable in the US is paid, be subject to UK inheritance tax on the disposal of ADSs or Ordinary Shares by way of gift or upon the individual's death unless the ADSs or Ordinary Shares are part of the business property of a permanent UK establishment of the individual or, in the case of a holder who performs independent personal services, pertain to a fixed base situated in the UK. In the exceptional case where the ADSs or Ordinary Shares are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for double taxation to be relieved by means of credit relief.

United Kingdom Stamp Duty and Stamp Duty Reserve Tax

      Transfer of ADSs are not subject to UK stamp duty provided that the transfer instrument is not executed in, and at all times remains outside of, the UK In addition, with effect from July 1, 1996, stamp duty is not chargeable on an instrument where the transferee is a member of an electronic transfer system. Under the Finance Act 1986, a stamp duty reserve tax ("SDRT") of 1.5% is payable on all transfers to the Depositary, or its nominee, of Ordinary Shares for inclusion in ADSs. Such SDRT is calculated on the purchase price or market value of the Ordinary Shares so transferred.

United States Information Reporting and Backup Withholding

      Dividend payments on Ordinary Shares and proceeds from the sale, exchange or redemption of the Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at the then-applicable rate (currently 28%). Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. Persons required to establish their exempt status generally must provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) in the case of U.S. persons and on IRS Form W-8BEN (Certificate of Foreign Status) or other appropriate form in the case of non-U.S. persons. Certain persons are exempt from backup withholding, including corporations and financial institutions.

      Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. stockholders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

                     LIMITATIONS ON RIGHTS TO OWN SECURITIES

      There are no limitations imposed by English law or our memorandum or articles of association on the right to own our ADSs, Debentures or Warrants, including the rights of non-residents or foreign persons to hold or vote ADSs (other than would generally apply to our shareholders) or to hold our Debentures or warrants.

                                  LEGAL MATTERS

      Certain legal matters in connection with the validity of the Ordinary Shares to be issued in this offering will be passed upon for us by our legal counsel Brown Rudnick Berlack Israels LLP.

                                     EXPERTS

      The financial statements incorporated by reference in this Prospectus have been audited by BDO Stoy Hayward LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    EXPENSES

      The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee                   $ 1,440.00
Edgarization fees and expenses                                        $   500.00
Legal fees and expenses                                               $15,000.00
Accounting fees and expenses                                          $ 3,601.40
                                                                      ==========
Total                                                                 $20,541.40

                 ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND
                AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

      We are incorporated in England. Most of our executive officers and directors and the experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see "Risk Factors-- [I]t may not be possible to effect service of process within the United States upon such persons or to enforce against such persons or us any judgments of United States courts predicated upon the civil liability provisions of the securities or other laws of the United States."

      We obtained all the approvals and permits required under applicable law for the distribution of the securities and for the publication of this prospectus. The securities are not being distributed in any jurisdiction where the offer is not permitted.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Foreign Private Issuer

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, also known as the Exchange Act, as applicable to foreign private issuers. Accordingly, we file annual and current reports and other information with the Securities and Exchange Commission, also known as the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference room at 100 F Street, NE, Washington, DC 20549 USA. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Documents filed with the SEC are also available on our website (http://www.futuremedia.co.uk).

      A copy of this prospectus and the documents filed as exhibits (see list below), are available for inspection at our offices at Nile House, Nile Street, Brighton, East Sussex BNI IHW, England.

      We customarily solicit proxies by mail; however, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing disclosure and procedural requirements for proxy solicitations. Also, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and the rules thereunder, with respect to their purchases and sales of securities. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

Form F-3 Registration Statement

      We have filed with the SEC a Registration Statement on Form F-3 under the Securities Act with respect to the resale of ADSs issued to the selling shareholders. This prospectus, which is part of the Registration Statement, does not contain all of the information that you can find in the Registration Statement. Some parts of the Registration Statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. The statements we make in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, you should refer to the exhibit for a more complete description of the matter involved. The Registration Statement may be read and copied at the SEC's public reference rooms as indicated above.

Incorporation of Information by Reference

      The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. We incorporate by reference the documents listed below, all of which are being delivered to you as part of this prospectus.

      We incorporate by reference into this prospectus the following documents:

      o Our Annual Report on Form 20-F for the fiscal year ended April 30, 2005, filed with the SEC on August 4, 2005.

      o Our Report on Form 6-K relating to the announcement of board and senior management appointments at our Swedish subsidiary Open Training, filed with the SEC on August 9, 2005.

      o Our Report on Form 6-K relating to the possible offer for Epic Group plc, filed with the SEC on August 12, 2005.

      o Our Report on Form 6-K relating to our decision to not make an offer for Epic Group, plc, filed with the SEC on August 19, 2005.

      o Our Report on Form 6-K relating to our appointment of Jeremy Spencer as Vice-President Sales and Marketing, filed with the SEC on August 22, 2005.

      o Our Report on Form 6-K relating to our announcement of first quarter results for Fiscal 2006, filed with the SEC on September 7, 2005.

      o The description of our securities contained in our Registration Statement on Form F-1, File No. 33-63994, as amended, filed with the SEC on June 3, 1993 and any amendment or report filed for the purpose of updating that description.

      o All documents filed by us with the Securities and Exchange Commission on Form 20-F pursuant to the Securities Exchange Act of 1934, after the date of this prospectus and before termination of this offering.

      We may also incorporate any Form 6-K subsequently submitted by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, after the date of this prospectus and before termination by identifying in such Form 6-K that such Form 6-K is being incorporated by reference into this Form F-3.

      You may request, at no cost, a copy of any documents incorporated by reference herein, excluding all exhibits, unless we have specifically incorporated by reference an exhibit, by writing or telephoning us at:

Nile House, Nile Street
Brighton
East Sussex BNI IHW
England
Attention: Mark Wilsher, Chief Financial Officer
Telephone: +44 (0) 1273 829700.


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            The Resale of up to 18,262,000 Shares of Ordinary Shares,
                   as Evidenced by American Depositary Shares,
                  as Evidenced by American Depositary Receipts
                                   Offered by
                              Selling Shareholders


                                   PROSPECTUS

                                October 17, 2005

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      We have not authorized anyone to provide you with information different form that contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, our ADSs only in jurisdictions were offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our ADSs.